Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

BUCKHEAD COMMUNITY BANCORP, INC.

1.

The name of the corporation is BUCKHEAD COMMUNITY BANCORP, INC. (the “Corporation”).

2.

Article 2 of the Articles of Incorporation of the Corporation is hereby amended by deleting Article 2 in its entirety and inserting in lieu thereof:

“II.

The Corporation shall have authority to issue 20,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of special stock, no par value per share, any part or all of which shares of special stock may be established and designated from time to time by the Board of Directors in such series and with such preferences, limitations and relative rights as may be determined by the Board of Directors.”

3.

These Articles of Amendment were adopted by resolutions of the Board of Directors of the Corporation on February 26, 2008, pursuant to O.C.G.A. § 14-2-1003, setting forth this amendment to the Articles of Incorporation of the Corporation and declaring said amendment to be advisable. The shareholders of the Corporation duly approved said amendment in accordance with O.C.G.A. § 14-2-1003 on May 27, 2008.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer as of the 16th day of September, 2008.

BUCKHEAD COMMUNITY BANCORP, INC.

By:	/s/ Dawn Kinard
Name:	Dawn Kinard
Title:	Chief Financial Officer